Exhibit 99.1

SAIC GENERAL MOTORS CORP., LTD.
AND SUBSIDIARIES

Consolidated Financial Statements as of and for the Years Ended
December 31, 2016, 2015 and 2014 and Independent Auditors’ Report

SAIC GENERAL MOTORS CORP., LTD. AND SUBSIDIARIES

CONTENTS	PAGE(S)

INDEPENDENT AUDITORS' REPORT	1 - 2

CONSOLIDATED BALANCE SHEETS	3 - 4

CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME	5

CONSOLIDATED STATEMENTS OF EQUITY	6

CONSOLIDATED STATEMENTS OF CASH FLOWS	7 - 8

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS	9 - 19

DTT(A)(17)U00001

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of SAIC General Motors Corp., Ltd.:

We have audited the accompanying consolidated financial statements of SAIC General Motors Corp., Ltd. and its subsidiaries (the "Company"), which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of income and comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2016, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SAIC General Motors Corp., Ltd. and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in accordance with accounting principles generally accepted in the United States of America.

/s/ DELOITTE TOUCHE TOHMATSU CERTIFIED PUBLIC ACCOUNTANTS LLP
Deloitte Touche Tohmatsu Certified Public Accountants LLP
Shanghai, People's Republic of China
January 26, 2017

SAIC GENERAL MOTORS CORP., LTD. AND SUBSIDIARIES
Consolidated Balance Sheets
(Expressed in Renminbi)

ASSETS
	December 31
	2016	2015
Current assets:
Cash and cash equivalents (note 1(e))	32,969,999,234	23,583,750,107
Trade accounts receivable, net of allowance
for doubtful accounts of 32,695 and 1,762,790
for 2016 and 2015, respectively	25,106,686	18,653,079
Due from related parties	4,976,879,575	11,484,457,813
Inventories (note 2)	6,491,168,127	5,767,903,628
Other current assets	757,562,182	532,749,502

Total current assets	45,220,715,804	41,387,514,129

Non-current assets:
Equity in net assets of nonconsolidated
affiliates (note 3)	2,495,191,042	2,427,613,212
Prepaid land use rights (note 1 (n))	3,649,300,686	3,732,362,617
Property, net (note 4)	44,694,128,626	38,180,494,024
Intangible assets (note 5)	3,036,097,282	3,170,622,312
Goodwill (note 1 (m))	367,474,296	367,474,296
Deferred tax assets (note 7)	3,802,682,764	2,507,632,536
Other non-current assets	2,886,610	23,189,666

Total non-current assets	58,047,761,306	50,409,388,663

Total assets	103,268,477,110	91,796,902,792

		(Continued)

See accompanying notes to the consolidated financial statements.

SAIC GENERAL MOTORS CORP., LTD. AND SUBSIDIARIES
Consolidated Balance Sheets
(Expressed in Renminbi)

LIABILITIES AND EQUITY
	December 31
	2016	2015
Current liabilities:
Trade accounts payable	34,887,034,846	29,803,717,918
Due to related parties	14,422,958,592	10,826,457,662
Payroll payable	3,779,258,642	3,363,424,411
Income taxes payable	2,195,708,965	3,512,951,655
Dividends payable	2,365,179,532	2,534,187,396
Other current liabilities	7,138,021,037	3,722,989,563

Total current liabilities	64,788,161,614	53,763,728,605

Long-term liabilities:
Accrued and other long-term liabilities	1,196,972,083	188,234,059

Total liabilities	65,985,133,697	53,951,962,664

Commitment and contingencies (note 9)

Equity
Statutory capital	8,802,006,138	8,802,006,138
Additional paid-in capital	1,174,131	1,174,131
Retained earnings	22,880,427,650	23,338,020,279

Total SAIC General Motors Corp., Ltd.'s equity	31,683,607,919	32,141,200,548
Non-controlling interests	5,599,735,494	5,703,739,580

Total equity	37,283,343,413	37,844,940,128

Total liabilities and equity	103,268,477,110	91,796,902,792

See accompanying notes to consolidated financial statements.

SAIC GENERAL MOTORS CORP., LTD AND SUBSIDIARIES
Consolidated Statements of Income and Comprehensive Income
(Expressed in Renminbi)

	Year ended December 31
	2016	2015	2014

Net sales	194,159,337,182	168,716,257,269	157,884,662,493

Cost of goods sold	(162,257,106,888)	(137,347,334,128)	(129,155,500,543)

Gross profit	31,902,230,294	31,368,923,141	28,729,161,950

Selling, general and administrative expenses	(7,982,381,467)	(6,761,117,080)	(7,122,923,845)

Operating profit	23,919,848,827	24,607,806,061	21,606,238,105

Interest income	299,307,399	428,504,304	755,400,797
Other income and expense, net	(87,870,913)	(124,957,109)	14,937,405

Income before income taxes and equity income	24,131,285,313	24,911,353,256	22,376,576,307

Income tax expense (note 7)	(5,684,376,621)	(5,881,350,456)	(5,136,447,549)
Equity income, net of tax	581,814,216	451,723,297	389,419,130

Net income and comprehensive income	19,028,722,908	19,481,726,097	17,629,547,888

Net income and comprehensive income
attributable to non-controlling interests	(2,571,679,668)	(3,061,024,429)	(3,019,100,786)

Net income and comprehensive income
attributable to shareholders	16,457,043,240	16,420,701,668	14,610,447,102

See accompanying notes to consolidated financial statements.

SAIC GENERAL MOTORS CORP., LTD AND SUBSIDIARIES
Consolidated Statements of Equity
(Expressed in Renminbi)

		Additional
	Statutory	paid-in	Retained	Non-controlling	Total
	capital	capital	earnings	interests	equity

Balance at January 1, 2014
(Unaudited)	8,802,006,138	1,174,131	17,913,428,077	6,288,646,124	33,005,254,470

Net Income and comprehensive income	—	—	14,610,447,102	3,019,100,786	17,629,547,888

Dividends Declared	—	—	(11,506,551,711)	(2,846,197,002)	(14,352,748,713)

Balance at December 31, 2014	8,802,006,138	1,174,131	21,017,323,468	6,461,549,908	36,282,053,645

Net Income and comprehensive income	—	—	16,420,701,668	3,061,024,429	19,481,726,097

Dividends Declared	—	—	(14,100,004,857)	(3,818,834,757)	(17,918,839,614)

Balance at December 31, 2015	8,802,006,138	1,174,131	23,338,020,279	5,703,739,580	37,844,940,128

Net Income and comprehensive income	—	—	16,457,043,240	2,571,679,668	19,028,722,908

Dividends Declared	—	—	(16,914,635,869)	(2,675,683,754)	(19,590,319,623)

Balance at December 31, 2016	8,802,006,138	1,174,131	22,880,427,650	5,599,735,494	37,283,343,413

See accompanying notes to consolidated financial statements.

SAIC GENERAL MOTORS CORP., LTD AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Expressed in Renminbi)

	Year ended December 31
	2016	2015	2014

Cash flows from operating activities:
Net income	19,028,722,908	19,481,726,097	17,629,547,888
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation	7,119,981,911	5,549,988,627	3,889,243,783
Amortization	643,036,694	153,542,616	213,867,004
Benefit for deferred taxes	(1,295,050,228)	(261,643,536)	(530,482,621)
Decrease (increase) in
trade and other receivables	6,296,615,008	(11,205,018,641)	259,484,582
Increase in inventories	(723,264,499)	(62,310,471)	(1,838,408,783)
Increase (decrease)
in trade and other payables	9,846,458,044	8,233,386,388	(599,753,710)
Other operating activities	(69,683,241)	(355,053,347)	(363,436,849)

Net cash provided by operating activities	40,846,816,597	21,534,617,733	18,660,061,294

SAIC GENERAL MOTORS CORP., LTD AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Expressed in Renminbi)

	Year ended December 31
	2016	2015	2014

Investing activities:
Proceeds from sale of property	27,206,685	11,660,085	14,556,229
Purchase of assets	(11,722,472,518)	(10,821,306,185)	(10,703,711,804)

Net cash used in investing activities	(11,695,265,833)	(10,809,646,100)	(10,689,155,575)

Financing activities:
Short-term loans	150,000,000	—	—
Dividends paid	(19,759,327,487)	(17,065,591,430)	(13,906,333,328)
Repayment of short-term loans	(150,000,000)	—	—
Payments on capital leases	(5,974,150)	(4,595,500)	(5,055,100)

Net cash used in financing activities	(19,765,301,637)	(17,070,186,930)	(13,911,388,428)

Net (decrease) / increase
in cash and cash equivalents	9,386,249,127	(6,345,215,297)	(5,940,482,709)

Cash and cash equivalents at the beginning
of the year	23,583,750,107	29,928,965,404	35,869,448,113

Cash and cash equivalents at the end of the year	32,969,999,234	23,583,750,107	29,928,965,404

Supplemental information:
Income taxes paid	8,296,669,539	4,133,524,058	4,742,570,852

Non-cash investing activities:
Increase in payables relating to
purchase of assets	2,363,953,070	542,110,845	3,576,790,216

See accompanying notes to consolidated financial statements.

SAIC GENERAL MOTORS CORP., LTD AND SUBSIDIARIES
December 31, 2016, 2015 and 2014
Notes to The Consolidated Financial Statements

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

(a)	Description of Business

SAIC General Motors Corp., Ltd. (the "Company") was established in Shanghai, People's Republic of China ("PRC") by SAIC Motor Corporation Limited ("SAIC") with General Motors China LLC (f.k.a General Motors China, Inc.) and General Motors (China) Investment Corp., Ltd. as a Sino-foreign equity joint venture. The Company was established on May 16, 1997 with an operating period of 30 years. The Company and subsidiaries are mainly engaged in the manufacturing and selling of vehicles, engines, transmissions, and their components and parts.

As of December 31, 2016, the Company's subsidiaries include SAIC GM Dong Yue Motors Co., Ltd. ("DY"), SAIC GM Dong Yue Powertrain Co., Ltd. ("PT") and SAIC GM (Shenyang) Norsom Motors Co., Ltd. ("Norsom").

(b)	Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

(c)	Basis of consolidation

The consolidated financial statements include the accounts of the Company and its controlled subsidiaries. The Company has no involvement with variable interest entities. The Company's share of earnings or losses of nonconsolidated affiliates is included in the consolidated operating results using the equity method of accounting when the Company is able to exercise significant influence over the operating and financial decisions of the affiliates. All intercompany balances and transactions have been eliminated in consolidation.

Details of the subsidiaries who are controlled by the Company and whose financial statements are consolidated are as follows:

Name of the entity	Ownership percentage	Date of acquisition
DY	50%	February 10, 2003
PT	50%	March 7, 2004
Norsom	50%	July 19, 2004

(d)	Use of estimates

The consolidated financial statements are prepared in conformity with US GAAP, which require the use of estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the periods presented. The Company believes that the accounting estimates employed are appropriate and the resulting balances are reasonable; however, due to the inherent uncertainties in making estimates, actual results could differ from the original estimates, requiring adjustments to these balances in future periods.

SAIC GENERAL MOTORS CORP., LTD AND SUBSIDIARIES
December 31, 2016, 2015 and 2014
Notes to The Consolidated Financial Statements

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES - continued

(e)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and in banks, and time deposits with financial institutions that are short-term in nature and available at any time, and money market funds which are short-term and highly-liquid investments with original maturities of 90 days or less. The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The Company deposits most of its cash in PRC state-owned banks, Shanghai Automotive Industrial Group Finance Co., Ltd ("SAIC-Finance"), a SAIC related party and SAIC-GMAC Automotive Finance Co., Ltd. ("SAIC-GMAC"), an equity investment of the Company.

(f)	Inventories

Inventories are stated at lower of cost or market. Market, which represents selling price less cost to sell, considers general market and economic conditions, periodic reviews of current profitability of vehicles and the effect of current incentive offers at the balance sheet date. Productive material, work-in-process, supplies and service parts are reviewed to determine if inventory quantities are in excess of forecasted usage, or if they have become obsolete.

(g)	Fair Value Measurements

A three-level valuation hierarchy, based upon observable and unobservable inputs, is used for fair value measurements. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions based on the best evidence available. These two types of inputs create the following fair value hierarchy:

•	Level 1 - Quoted prices for identical instruments in active markets;

•
Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose significant inputs are observable; and

•	Level 3 - Instruments whose significant inputs are unobservable.

Financial instruments are transferred in and/or out of Level 1, 2 or 3 at the beginning of the accounting period in which there is a change in the valuation inputs.

The Company believes the fair value of its financial instruments, principally cash and cash equivalents, trade accounts receivable and trade accounts payable, approximate their recorded values due to the short-term nature of the instruments or interest rates, which are comparable with current rates.

(h)	Equity in net assets of nonconsolidated affiliates

Nonconsolidated affiliates are entities in which an equity ownership interest is maintained and for which the equity method of accounting is used, due to the ability to exert significant influence over their operating and financial affairs.

SAIC GENERAL MOTORS CORP., LTD AND SUBSIDIARIES
December 31, 2016, 2015 and 2014
Notes to The Consolidated Financial Statements

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES - continued

(i)	Valuation of equity method investments

When events and circumstances warrant, investments accounted for under the cost or equity method of accounting are evaluated for impairment. An impairment charge is recorded whenever a decline in value of an investment below its carrying amount is determined to be other than temporary. In determining if a decline is other than temporary, factors such as the length of time and extent to which the fair value of the investment has been less than the carrying amount of the investment, the near-term and long-term operating and financial prospects of the affiliate and the intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery are considered.

No impairments were recognized for the years ended December 31, 2016, 2015 and 2014.

(j)	Property, net

Property, plant and equipment is recorded at cost. Major improvements that extend the useful life of property are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred.

The Company's depreciation method is summarized in the following table:

Category	Depreciation method	Estimated useful lives

Buildings	Straight-line	25 years
Furniture, fixtures and equipment	Straight-line	3 to 5 years
Machinery	Straight-line	5 to 20 years
Toolings other than
non-powertrain tools	Straight-line	5 years
Non-powertrain special tools	Accelerated depreciation	5 years

The Company assumes no salvage value on its computation of depreciation.

The Company's policy is to review the estimated useful lives of property on an annual basis. Upon retirement or disposal of property, plant and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in cost of sales.

(k)	Intangible assets

Intangible assets include technology licenses and are amortized on a straight-line basis over the shorter of the life of license or the planned life-cycle of the vehicles or products associated with the license, ranging from 45 months to 98 months.

SAIC GENERAL MOTORS CORP., LTD AND SUBSIDIARIES
December 31, 2016, 2015 and 2014
Notes to The Consolidated Financial Statements

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES - continued

(l)	Impairment of long-lived assets

Long-lived assets and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When events and circumstances warrant, the Company evaluates the carrying value of long-lived assets to be held and used in the business, other than goodwill. If the carrying value of a long-lived asset group is considered impaired, a loss is recognized based on the amount by which the carrying value exceeds the fair value for assets to be held and used. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Long-lived assets to be disposed of other than by sale are considered held for use until disposition.

(m)	Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of net assets acquired. Goodwill and intangible assets acquired in a business combination that are determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually. The Company completes a two-step goodwill impairment test, on an annual basis as of December 31, or more frequently when events occur or circumstances change such that it is reasonably possible that impairment may exist. The first step of the impairment test requires the identification of our reporting units and comparison of the fair value of each of these reporting units to their respective carrying value. The fair values of the reporting units are determined based on valuation techniques using the best information that is available, such as discounted cash flow projections. If the carrying value is less than the fair value, no impairment exists and the second step is not performed. If the carrying value is higher than the fair value, there is an indication that impairment may exist and the second step must be performed to compute the amount of the impairment. In the second step, the impairment is computed by estimating the fair values of all recognized and unrecognized assets and liabilities of the reporting unit and comparing the implied fair value of the reporting unit's goodwill with the carrying amount of that unit's goodwill. The annual impairment tests are performed in the fourth quarter of each year.

No impairments were recognized in the years ended December 31, 2016, 2015 and 2014.

(n)	Prepaid land use rights

All land in China is owned by the government, who, according to the laws, may sell the right to use the land for a specified period of time. Prepaid land use rights are amortized on a straight-line method over the effective period of land use rights.

(o)	Revenue recognition

Automotive sales consist primarily of revenue generated from the sale of vehicles. Vehicle sales are recorded when title and risks and rewards of ownership have passed to our customers.

SAIC GENERAL MOTORS CORP., LTD AND SUBSIDIARIES
December 31, 2016, 2015 and 2014
Notes to The Consolidated Financial Statements

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES - continued

(p)	Sales and Sales-Related Taxes

The Company collects and remits taxes assessed by different governmental authorities that are both imposed on and concurrent with a revenue-producing transaction between the Company and its customers.  These taxes mainly include the consumption taxes of RMB 8,799,445,126, RMB 8,986,941,822 and RMB 9,450,509,601 for the years ended December 31, 2016, 2015 and 2014, respectively.

(q)	Research and development costs

Research and development costs are expensed when incurred. Expenditures for research activities relating to product development and improvement are charged to expense as incurred. Such expenditures amounted to RMB 5,152,768,659, RMB 3,771,754,277 and RMB 3,442,856,072 for the years ended December 31, 2016, 2015 and 2014, respectively.

(r)	Government grants

The Company receives grants from the government mainly to support infrastructure construction and capital expenditures. Such grants are deferred and are generally refundable to the extent the Company does not utilize the funds for qualifying expenditures. Once earned, the Company records the grants as a contra amount to the assets and amortizes such amount over the useful lives of the related assets as a reduction to depreciation expense. For grants received not relating to infrastructure construction and capital expenditures, they are recorded as a reduction of expenses according to the nature.

(s)	Income taxes

The Company uses the asset and liability method in accounting for income taxes. Deferred tax assets and liabilities are recorded for temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements, using the statutory tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date under the law. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such asset will be realized.

SAIC GENERAL MOTORS CORP., LTD AND SUBSIDIARIES
December 31, 2016, 2015 and 2014
Notes to The Consolidated Financial Statements

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES - continued

(t)	Restricted reserves

Pursuant to laws applicable to entities incorporated in the PRC, the Company and its subsidiaries must make appropriations from after-tax profit to a surplus reserve fund, enterprise expansion fund and staff welfare fund.  The amount allocated to each of these funds is at the discretion of the Company's board of directors. For the year ended December 31, 2016 and 2015, appropriation of 0.5%, 0.5% and 1% of after-tax profit has been made to surplus reserve fund, enterprise expansion fund and staff welfare fund, respectively (2014: 1% for each fund). The surplus reserve fund can only be used to increase the registered capital and eliminate future losses of the respective companies under PRC regulations.  The enterprise expansion fund was RMB 1,578,174,536 and RMB 1,479,953,772 as of December 31, 2016 and 2015 respectively, and the surplus reserve fund was RMB 1,587,500,609 and RMB 1,489,279,845 as of December 31, 2016 and 2015 respectively. During the years ended December 31, 2016, 2015 and 2014, the Company contributed RMB 222,528,467, RMB 234,557,894 and RMB 206,506,851 to the staff welfare fund, all of which was recorded in general and administrative expenses.  In addition, due to the restrictions on the distribution of statutory capital from the Company, statutory capital of RMB 8,802,006,138 at December 31, 2016 and 2015 is considered restricted.

(u)	Concentration of credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

The Company places cash and cash equivalents with financial institutions with high credit ratings and quality.

The Company conducts credit evaluations of customers and generally does not require collateral or other security from the customers. The Company has no significant credit risk associated with accounts receivable.

(v)	Recently issued accounting standards

In 2016 we adopted ASU 2015-17, "Balance Sheet Classification of Deferred Taxes", which is effective for annual reporting periods beginning on or after December 15, 2016, with early adoption permitted. ASU 2015-17 requires all deferred tax assets and liabilities to be classified as non-current. Deferred tax assets amounted to RMB 1,004,934,862 as of December 31, 2015 were reclassified from current assets to non-current assets to conform to our current year presentation.

In 2015 we adopted ASU 2015-02, "Amendments to the Consolidation Analysis", which is effective for annual reporting periods beginning on or after December 15, 2015, with early adoption permitted. ASU 2015-02 requires us to reassess whether certain entities should be consolidated. The adoption of ASU 2015-02 did not have a material impact on our consolidated financial statements.

SAIC GENERAL MOTORS CORP., LTD AND SUBSIDIARIES
December 31, 2016, 2015 and 2014
Notes to The Consolidated Financial Statements

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES - continued

(w)	Accounting Standards Not Yet Adopted

In May 2014 the Financial Accounting Standards Board (FASB) issued ASU 2014-09, "Revenue from Contracts with Customers" (ASU 2014-09), which requires us to recognize revenue when a customer obtains control rather than when we have transferred substantially all risks and rewards of a good or service and requires expanded disclosures. ASU 2014-09, as amended, is effective for us beginning January 1, 2018. ASU 2014-09 will affect the amount and timing of certain revenue related transactions primarily resulting from the earlier recognition of certain sales incentives. Upon adoption of ASU 2014-09 sales incentives will be recorded at the time of sale rather than at the later of sale or announcement. We continue to assess the overall impact the adoption of ASU 2014-09 will have on our consolidated financial statements. We do not expect the adoption of ASU 2014-09 to be material to our consolidated financial statements. We have not yet determined whether we will adopt the provisions of ASU 2014-09 on a retrospective basis or through a cumulative adjustments to equity.

In February 2016 the FASB issued ASU 2016-02, "Leases", which requires the lessee to recognize most leases on the balance sheet thereby resulting in the recognition of lease assets and liabilities for those leases currently classified as operating leases. ASU 2016-02 is effective beginning after January 1, 2019 with early adoption permitted. While we are currently assessing the impact the adoption will have on our consolidated financial statements, we expect the primary impact to our consolidated financial position upon adoption will be the recognition, on a discounted basis, of our minimum commitments under noncancelable operating leases on our consolidated balance sheets resulting in the recording of right of use assets and lease obligations. Our current minimum commitments under noncancelable operating leases are disclosed in Note 9.

2.    INVENTORIES

The following table summarizes the components of inventory (in RMB).

	Balance at December 31
	2016	2015

Productive material and supplies	5,973,532,657	5,102,815,152
Work in process and semi-products	387,939,161	543,062,743
Finished product, including service parts	129,696,309	122,025,733

Total inventories	6,491,168,127	5,767,903,628

3.    EQUITY IN NET ASSETS OF NONCONSOLIDATED AFFLIATES

The Company has direct ownership interests in SAIC-GMAC, Shanghai OnStar Telematics Company Limited ("Shanghai OnStar") and Shanghai Chengxin Used Car Operation and Management Company Limited ("Chengxin") of 20%, 20% and 33%, respectively, as of December 31, 2016 and 2015.

SAIC GENERAL MOTORS CORP., LTD AND SUBSIDIARIES
December 31, 2016, 2015 and 2014
Notes to The Consolidated Financial Statements

4.    PROPERTY, NET

Property, plant and equipment

The following table summarizes the components of property, plant and equipment (in RMB).

	Balance at December 31
	2016	2015

Buildings	9,650,673,664	9,387,462,782
Machinery	38,219,094,896	31,164,652,691
Furniture, fixtures and equipment	1,563,361,481	1,393,592,627
Tooling	23,986,204,266	21,381,291,972
Total	73,419,334,307	63,327,000,072

Accumulated depreciation	(37,397,585,652)	(32,495,296,047)

Subtotal	36,021,748,655	30,831,704,025
Construction in progress	8,672,379,971	7,348,789,999

Total property, net	44,694,128,626	38,180,494,024

For the years ended December 31, 2016, 2015 and 2014, depreciation expense was RMB 7,119,981,911, RMB 5,549,988,627 and RMB 3,889,243,783, of which about 96%, 98% and 95% were charged to cost of sales and 4%, 2% and 5% to selling, general and administrative expenses for the years ended December 31, 2016, 2015 and 2014, respectively.

Capital lease

Property, plant, and equipment include assets acquired under capital leases.

At the end of December 31, 2016, the leased property had a gross value of RMB 53,600,269 and accumulated depreciation of RMB 40,200,202. Future minimum lease payment under capital leases are as follows (In RMB):

Year ended December 31:

2017	5,514,600
2018	5,514,600
2019	5,514,600
2020	5,514,600
2021	5,514,600
2022	1,378,640
Total minimum lease payments	28,951,640
Unrecognised finance costs	(5,633,395)
Finance lease payables	23,318,245
Comprising:
Finance lease payments due within one year	3,729,633
Finance lease payments due after one year	19,588,612

SAIC GENERAL MOTORS CORP., LTD AND SUBSIDIARIES
December 31, 2016, 2015 and 2014
Notes to The Consolidated Financial Statements

5.    INTANGIBLE ASSETS

Intangible assets include technology license fees, summarized as follows (in RMB).

	Balance at December 31
	2016	2015
Technology license fee - gross	5,172,428,910	4,746,979,177
Accumulated amortization	(2,136,331,628)	(1,576,356,865)
Technology license fee - net	3,036,097,282	3,170,622,312

6.    FAIR VALUE MEASUREMENT

Fair value measurements on a recurring basis

The Company measures money market fund at fair value on a recurring basis using quoted prices in active markets for identical assets (Level 1). The carrying amounts are RMB 1,976,000,426 and RMB 1,492,894,524 as of December 31, 2016 and 2015 respectively, which approximates its fair values.

7.    INCOME TAX

Income tax expense is summarized as follows (in RMB):

	Year ended December 31
	2016	2015	2014
Current tax expense	6,979,426,849	6,142,993,992	5,666,930,170
Deferred tax expense (benefit)	(1,295,050,228)	(261,643,536)	(530,482,621)
Total income tax expense	5,684,376,621	5,881,350,456	5,136,447,549

A reconciliation of the provision for income taxes with amounts determined by applying the statutory income tax rate to income before income tax is as follows (in RMB):

SAIC GENERAL MOTORS CORP., LTD AND SUBSIDIARIES
December 31, 2016, 2015 and 2014
Notes to The Consolidated Financial Statements

7.    INCOME TAX - continued

	Year ended December 31
	2016	2015	2014
Statutory income tax rate	25%	25%	25%
Computed tax at the statutory tax rate	6,178,274,882	6,340,769,138	5,691,498,859
Effect of expenses that are not deductible
for tax purposes	96,793,763	71,679,519	53,734,139
Effect of non-taxable income	(153,699,248)	(123,514,282)	(107,605,649)
Effect of expenses adjustable
for tax purpose	(436,992,776)	(407,583,919)	(501,179,800)

Income tax expense	5,684,376,621	5,881,350,456	5,136,447,549

Effective income tax rate	23%	23%	23%

Significant components of the Company's deferred tax assets and liabilities are as follows (in RMB):

	Balance at December 31
	2016	2015
Deferred tax assets:
Provision for impairment loss on property
and depreciation difference	1,410,407,444	1,224,652,401
Accrued expense and estimated liabilities	2,094,891,305	991,038,099
Provision for decline in value of inventories
and accounts receivable	33,735,945	35,732,236
Others	263,834,855	256,708,529
Subtotal	3,802,869,549	2,508,131,265

Deferred tax liabilities:	(186,785)	(498,729)

Net deferred tax assets	3,802,682,764	2,507,632,536

8.    RELATED PARTY TRANSACTIONS AND BALANCES

Sales to affiliates amounted to RMB 193,939,189,688, RMB 168,477,769,109 and RMB 157,556,930,214 for the years ended December 31, 2016, 2015 and 2014, respectively. Interest income from affiliates amounted to RMB 57,763,725, RMB 152,427,022 and RMB 258,420,591 for the years ended December 31, 2016, 2015 and 2014, respectively.

SAIC GENERAL MOTORS CORP., LTD AND SUBSIDIARIES
December 31, 2016, 2015 and 2014
Notes to The Consolidated Financial Statements

9.    COMMITMENTS AND CONTINGENCIES

a) Lease commitments

Future minimum lease payments under non-cancelable operating lease as of December 31, 2016 are (RMB in thousands):

Within one year	22,450
After one year	158,511
Total minimum lease payments	180,961

b) Capital commitments

As of December 31, 2016, the Company has entered into various firm purchase commitments for the acquisition of long-lived assets, which have not been recognized in the financial statements, totalling RMB 10,144,068,000 (2015: RMB 13,246,787,000).

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